Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

for release: October 26, 2011	Contact: Amanda Butler 201-791-7600
SEALED AIR REPORTS THIRD QUARTER 2011 RESULTS
Net Sales Increase 10%, or 4% on a Constant Dollar Basis
Third Quarter Highlights
•	3Q constant dollar sales increased 4% in U.S. and Europe, 7% in developing regions vs. 2010

•	3Q volumes increased 1%, led by 9% in Asia-Pacific, 3% in Protective Packaging vs. 2010

•	3Q price/mix increased 3%, led by 5% in U.S., 4% in Food segments vs. 2010

•	3Q net earnings of $74 million and Adjusted EBITDA of $196 million

•	Free cash flow generation of $187 million for the first nine months of 2011

•	Full year 2011 Adjusted EPS guidance revised to $1.70 to $1.75 from $1.75 to $1.85 due to slowing economy

•	Diversey 3Q financial highlights included as a supplement
     ELMWOOD PARK, N.J., Wednesday, October 26, 2011 – For the third quarter 2011, Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share (EPS) of $0.41, including $0.07 of acquisition items related to the Diversey Holdings, Inc. (“Diversey”) acquisition, compared with $0.43 in 2010. Adjusted EPS increased 12% to $0.48, compared with $0.43 in 2010. (See attached supplements for non-U.S. GAAP reconciliations and information.)
     Net sales increased 10% to $1.25 billion, while gross profit was $336 million, or 26.9% of net sales, compared with $321 million, or 28.4% in 2010. Operating profit was $130 million, or 10.4% of net sales, which includes $24 million of acquisition- and integration-related expenses and lower variable incentive compensation expenses. This compares with $147 million, or 13.0%, in 2010. Excluding the acquisition- and integration-related expenses, adjusted operating profit was $154 million, or 12.3% of net sales, compared with 13.1% in 2010. Adjusted EBITDA was $196 million, compared with $192 million in 2010.
     Commenting on the quarter and our operating performance, William V. Hickey, President and Chief Executive Officer, stated:
     “Our third quarter results demonstrate our balanced approach in managing our core business in an unsteady economic environment by remaining focused on our strategic growth programs, developing region expansion, margin performance and cash flow, while successfully completing the final stages of our Diversey acquisition and progressing with our integration planning. We achieved a constant dollar sales growth rate of over 3% in all regions with most reporting a pick-up in customer demand in September. Although this average rate of growth is slower than in the first half of the year, we are pleased with our ability to strategically manage volume and price for long-term sustainable growth.

     Our teams did a solid job recovering raw material costs through our prior pricing actions, which brought us within approximately $3 million of price/cost parity with resin costs for the third quarter. As a result, adjusted operating profit margins increased sequentially and I am pleased that we were able to hold them relatively steady on a year-over-year basis. We achieved this result as volume growth slowed and raw material costs declined sequentially, late in the quarter.
     On October 3rd, we successfully completed the acquisition of Diversey, which positions Sealed Air as the new leader in food safety and security, facility hygiene and product protection. The integration process remains on track, and we have identified incremental cost synergies in areas such as logistics and procurement. We expect these synergies will drive enhanced benefits in 2012 and beyond.”
Third Quarter Segment Review
     The following year-over-year net sales discussions exclude the impact of currency translation, which we define as “constant dollar,” a non-U.S. GAAP measure. The balance of the discussion is presented on a U.S. GAAP basis. See “Components of Change in Net Sales – Business Segments and Other,” attached, for further details.
Food Packaging Segment
     Sales increased 10%, or 4% on a constant dollar basis, from 4% higher price/mix. Price/mix results primarily reflect a 6% increase in the U.S. from prior pricing actions to recover higher raw material costs, as well as contract price adjustments. Global volumes remained steady versus the prior year as a 3% increase in Europe and a 4% increase in Asia-Pacific were primarily offset by lower volumes in Canada, continuing from the second quarter. Operating profit increased 7% to $75 million, or 14.2% of net sales, compared with 14.5% in 2010.
Food Solutions Segment
     Sales increased 11%, or 3% on a constant dollar basis, with 4% higher price/mix driven primarily by a 6% increase in North America and a 3% increase in Europe. These increases reflect the benefits of prior pricing actions and favorable formula price adjustments on certain products. Volumes decreased 1%, as a 6% decline in the U.S. due to a previously noted change in our case ready format by a major retailer in mid-to-late 2010 was only partially offset by a 2% increase in volumes in our international regions. Operating profit increased 7% to $29 million, or 11.1% of net sales, compared with 11.4% in 2010.
Protective Packaging Segment
     Sales increased 11%, or 5% on a constant dollar basis, with 3% higher volumes led by a 3% increase in North America and a 13% increase in Asia. Price/mix increased 3% reflecting the benefits of prior pricing actions across most regions and favorable mix within our product portfolio. Operating profit increased 4% to $49 million, or 13.4% of net sales, compared with 14.3% in 2010.
Other Category
     Sales increased 14%, or 7% on a constant dollar basis, with 6% higher volumes. This increase largely reflected a favorable year-over-year comparison in our Medical Applications business in Asia. Comparable period 2010 sales were limited ahead of a formulation license approval late in the third quarter of 2010. Price/mix was higher by 1%, primarily reflecting prior pricing actions in North America and Europe in our Specialty Materials business. Operating profit was $0.5 million compared with $2.7 million due to higher raw material and freight costs.

2011 Outlook
     Commenting on our outlook, Mr. Hickey stated:
     “For the fourth quarter, we expect continued year-over-year growth in our food and protective segments although at a slower pace than previously anticipated. We also expect our Diversey segment to show modest constant dollar sales improvement compared with the prior year. We continue to anticipate ongoing benefits from our prior pricing actions that will further improve profit margins in the quarter as raw material prices are expected to decline sequentially. Through careful management of expenses and ongoing productivity and working capital improvements, we expect solid free cash flow generation through year end, further reinforcing our ample liquidity position. We remain committed to rapidly reducing debt levels and expect to allocate substantially all remaining free cash flow to prepay our debt while maintaining our dividend, which will improve our earnings performance over time. When we achieve a net debt level below our target of $4.5 billion, we anticipate returning a portion of free cash flow to shareholders in the form of a higher dividend or through share repurchases.
     Looking further ahead, we expect to benefit from expanded solutions offerings, similar to our recently introduced VSS Vision Safety Solutions™, the first joint offering from the combined company, and from Diversey’s alliance with GE Water and Process Technologies, which enables Diversey to offer its global food and beverage customers GE’s leading portfolio of water management solutions. Additionally, our expanded R&D organization has already generated over 10 development concepts, which apply proprietary technologies across the product portfolios to further enhance performance and differentiation in our core markets. As some of these concepts require limited development time, they may be introduced as early as the first half of 2012.”
     Mr. Hickey continued, “We are fully engaged in the integration of Diversey and, starting in the fourth quarter, will execute our plan to achieve a minimum annual run-rate of $50 million of cost synergies by 2013, with $30 million expected by the end of 2012. These synergies are expected to be primarily in SG&A, and we anticipate recording charges in the fourth quarter of 2011 and continuing through the first quarter of 2012. We will exclude these charges when reporting our adjusted EBITDA and earnings per share results.”
Full Year 2011 Earnings Guidance (excludes Diversey) and Fourth Quarter Discussion
     We have updated our 2011 full year EPS guidance range to reflect the slowing pace of economic growth seen mid-third quarter and expected through year end. Our 2011 EPS guidance range is now expected to be in the range of $1.70 to $1.75, which compares with our previous guidance range of $1.75 to $1.85.
     Our full year EPS guidance excludes:
•	Diversey’s financial results for the fourth quarter of 2011, acquisition-related advisory, consulting, legal and appraisal fees, integration costs, financing fees and interest expense on the debt issued to finance the Diversey acquisition and to repay Diversey’s debt, and the issuance of 31.7 million shares of our common stock as part of the total consideration for the transaction;

•	The payment of the W. R. Grace settlement, as the timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to EPS by approximately $0.13 annually (using estimated 2012 diluted weighted average shares of approximately 210 million) following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount; and

•	Any non-operating gains or losses that may be recognized in 2011 due to currency fluctuations in Venezuela.
     As we are still in the process of completing our evaluation of the purchase accounting adjustments resulting from the acquisition method of accounting for the Diversey acquisition, we have provided the following fourth quarter information to aid in the evaluation of the combined company’s operational results for full year 2011. This information includes the expected performance of the Diversey reportable segment for the fourth quarter and is preliminary and subject to change.
•	Fourth quarter net sales in the range of $2.11 to $2.18 billion;

•	Fourth quarter adjusted EBITDA in the range of $335 to $345 million; and

•	Fourth quarter capital expenditures in the range of $45 to $55 million.
Updated Pro Forma Items and 2012 Guidance
     We expect to file a Form 8-K in mid-December 2011, which will provide historical financial information of Sealed Air and Diversey for full year 2010 and the nine months ended September 30, 2011 after giving effect to the acquisition by Sealed Air. This financial information will use the acquisition method of accounting and will apply pro forma assumptions and adjustments.
     Additionally, we expect to provide full year 2012 guidance in our fourth quarter 2011 earnings release and will emphasize Adjusted EBITDA and free cash flow guidance ranges. At that time, we also expect to identify non-cash EPS components to aid in the assessment of our operating performance and in any peer comparisons.
Web Site and Conference Call Information
     William V. Hickey, our CEO, and Tod S. Christie, our Treasurer and Interim CFO, will conduct an investor conference call today at 11:00 a.m. (ET) to discuss our earnings results. The conference call will be webcast live on our Investor Relations home page at http://ir.sealedair.com. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.
     Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 680-0890 (domestic) or (617) 213-4857 (international) and use the participant code 89604864. To avoid registration wait times, teleconference participants may pre-register on our Investor Relations home page at http://ir.sealedair.com for a personalized PIN number for access to the conference call. Telephonic replay will be available starting at 2:00 p.m. (ET) on Wednesday, October 26, 2011 and end on Wednesday, November 16, 2011 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 37139068.
Business
     Sealed Air is the new global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey® brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $7.6 billion in 2010 and has approximately 26,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.
Non-U.S. GAAP Information
     In this press release and supplement, we have included several non-U.S. GAAP financial measures, including adjusted gross profit, adjusted operating profit, adjusted EPS, adjusted 2011 EPS guidance, net sales on a “constant dollar” basis, adjusted net earnings, free cash flow and EBIT, EBITDA, Adjusted EBITDA and Credit Agreement EBITDA (as defined in Diversey’s public filings). We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted gross profit, adjusted operating profit, adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, and EBIT, EBITDA, and Adjusted EBITDA measures to determine performance-based compensation. Our management uses financial measures excluding the effects of currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA” and “Components of Change in Net Sales – Business Segments and Other,” and “Percentage Changes in Net Sales by Geographic Region.”
Forward-Looking Statements
     This press release and supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. Examples of these forward-looking statements include projections regarding our 2011 earnings guidance and other projections relating to our financial performance such as those in the “2011 Outlook and Earnings Guidance” section, where we discuss our expectations for 2011, including our expected 2011 EPS performance. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial position and our results of operations. A variety of factors may cause actual results to differ materially from these expectations, including general economic conditions affecting packaging utilization; changes in our raw material and energy costs; our sales terms; currency translation and devaluation effects; and regulatory and legal matters. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our quarterly reports on Form 10-Q and current reports on Form 8-K.
     In addition, the statements in this press release and supplement represent our expectations and beliefs as of this date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per common share data)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2011	2010	Change	2011	2010	Change
Net sales:
Food Packaging	$529.8	$483.4	10%	$1,506.6	$1,390.0	8%
Food Solutions	265.5	240.4	10	756.2	687.7	10
Protective Packaging	361.2	327.0	10	1,049.8	954.4	10
Other	90.6	79.2	14	275.6	248.8	11

Total net sales	1,247.1	1,130.0	10	3,588.2	3,280.9	9
Cost of sales	911.4	809.5	13	2,619.2	2,359.9	11

Gross profit	335.7	320.5	5	969.0	921.0	5

As a % of total net sales	26.9%	28.4%		27.0%	28.1%
Marketing, administrative and development expenses	181.9	173.3	5	556.5	520.4	7
As a % of total net sales	14.6%	15.3%		15.5%	15.9%
Costs related to the acquisition of Diversey(1)	24.1	—	#	30.7	—	#
Restructuring and other (credits) charges	(0.2)	0.1	#	(0.2)	0.4	#

Operating profit	129.9	147.1	(12)	382.0	400.2	(5)

As a % of total net sales	10.4%	13.0%		10.6%	12.2%
Interest expense	(36.6)	(40.7)	(10)	(110.5)	(122.4)	(10)
Gain on sale of available-for-sale securities, net of impairment(2)	—	2.0	#	—	2.4	#
Foreign currency exchange (losses) gains related to Venezuelan subsidiary(3)	—	(1.3)	#	(0.2)	6.5	#
Other income (expense), net(4)	6.8	(1.6)	#	0.9	(2.5)	#

Earnings before income tax provision	100.1	105.5	(5)	272.2	284.2	(4)
Income tax provision	26.4	29.0	(9)	73.8	79.6	(7)

Net earnings available to common stockholders	$73.7	$76.5	(4)	$198.4	$204.6	(3)

As a % of total net sales	5.9%	6.8%		5.5%	6.2%
Net earnings per common share:(5)
Basic	$0.46	$0.48	(4)	$1.24	$1.29	(4)

Diluted	$0.41	$0.43	(5)	$1.11	$1.15	(3)

Dividends per common share	$0.13	$0.13	—%	$0.39	$0.37	5%

Weighted average number of common shares outstanding:(5)
Basic	159.3	158.3		159.1	158.2

Diluted	177.9	176.7		177.5	176.4

#	Denotes a variance greater than 100%, or not meaningful.

(1)	Includes transaction and integration costs directly related to the acquisition of Diversey Holdings, Inc. (“Diversey”), which was completed on October 3, 2011. See Note 2 of Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share included in this release for further details. The condensed consolidated statements of operations above and the condensed consolidated balance sheets included elsewhere in this supplementary information do not include the financial results of Diversey. The financial results of Diversey will be included in our year ended December 31, 2011 consolidated results of operations and financial position for the period beginning October 3, 2011 through December 31, 2011.

(2)	In the third quarter of 2010, we recognized pre-tax gains of $2.0 million from the sale of some of our auction rate security investments, which resulted in total gains of $3.1 million in the nine months ended September 30, 2010. We also recorded $0.7 million of pre tax other than temporary impairment due to the decline in estimated fair value on some of our auction rate security investments in the first quarter of 2010.

(3)	Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under generally accepted accounting principles in the United States of America, or U.S. GAAP. As a result, the U.S. dollar replaced the bolivar fuerte as the functional currency. These pre tax gains and losses were due to the changes in the exchange rates both upon settlement of bolivar denominated transactions and upon the remeasurement of our Venezuelan subsidiary’s financial statements at September 30, 2011 and 2010.

(4)	Includes $6.3 million of gains from foreign currency forward contracts related to the closing of the Diversey acquisition in both the three and nine months ended September 30, 2011. See Note 3 of Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings Per Common Share included in this release for further details.

(5)	See Supplementary Information included in this release for the calculation of our basic and diluted net earnings per common share.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CALCULATION OF NET EARNINGS PER COMMON SHARE
(Unaudited)
(In millions, except per common share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Basic Net Earnings Per Common Share:
Numerator
Net earnings available to common stockholders	$73.7	$76.5	$198.4	$204.6
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.4)	(0.4)	(1.2)	(1.3)

Distributed and allocated undistributed net earnings to common stockholders	73.3	76.1	197.2	203.3
Distributed net earnings-dividends paid to common stockholders	(20.7)	(20.6)	(62.1)	(58.6)

Allocation of undistributed net earnings to common stockholders	$52.6	$55.5	$135.1	$144.7

Denominator
Weighted average number of common shares outstanding-basic	159.3	158.3	159.1	158.2

Basic net earnings per common share:
Distributed net earnings to common stockholders	$0.13	$0.13	$0.39	$0.37
Allocated undistributed net earnings to common stockholders	0.33	0.35	0.85	0.92

Basic net earnings per common share	$0.46	$0.48	$1.24	$1.29

Diluted Net Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$73.3	$76.1	$197.2	$203.3
Add: Allocated undistributed net earnings to non-vested restricted stockholders	0.4	0.4	0.9	1.0
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	(0.3)	(0.3)	(0.8)	(0.9)

Net earnings available to common stockholders-diluted	$73.4	$76.2	$197.3	$203.4

Denominator(1)
Weighted average number of common shares outstanding-basic	159.3	158.3	159.1	158.2
Effect of assumed issuance of Settlement agreement shares	18.0	18.0	18.0	18.0
Effect of non-vested restricted stock and restricted stock units	0.6	0.4	0.4	0.2

Weighted average number of common shares outstanding-diluted	177.9	176.7	177.5	176.4

Diluted net earnings per common share	$0.41	$0.43	$1.11	$1.15

Adjusted diluted net earnings per common share(2)	$0.48	$0.43	$1.21	$1.13

(1)	Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement as defined in our Annual Report on Form 10-K and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method.

(2)	See Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings Per Common Share included in this release for further details.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
RECONCILIATION OF U.S. GAAP DILUTED NET EARNINGS PER COMMON SHARE TO
NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE(1)
(Unaudited)
(In millions, except per common share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
U.S. GAAP diluted net earnings per common share as reported	$0.41	$0.43	$1.11	$1.15

Add: Transaction and integration costs related to the acquisition of Diversey of $16.3, net of taxes of $7.8 for the three months ended September 30, 2011 and $22.1, net of taxes of $8.6 for the nine months ended 2011(2)	0.09	—	0.12	—

Less: Gains from foreign currency forward contracts related to the closing of the acquisition of Diversey of $3.9, net of taxes of $2.4 in 2011(3)	(0.02)	—	(0.02)	—

Add: Global manufacturing strategy and restructuring and other charges of $2.6, net of taxes of $1.1 in 2010(4)	—	—	—	0.01

Less: Gain on sale of available-for-sale securities, net of impairment, of $1.2, net of taxes of $0.8 for the three months ended September 30, 2010, $1.5, net of taxes of $0.9 for the nine months ended September 30, 2010(5)	—	(0.01)	—	(0.01)

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary of $0.9, net of taxes of $(0.4) for the three months ended September 30, 2010 and $(4.3), net of taxes of $2.2 for the nine months ended September 30, 2010 (6)	—	0.01	—	(0.02)

Non-U.S. GAAP adjusted diluted net earnings per common share	$0.48	$0.43	$1.21	$1.13

(1)	Non-U.S. GAAP adjusted diluted net earnings per common share is provided as supplemental information to U.S. GAAP diluted net earnings per common share as reported and does not purport to represent diluted net earnings per common share as that term is defined and reported under U.S. GAAP, and should not be considered as an alternative or substitute to such measure or as an indicator of our performance under U.S. GAAP. Also, this non-U.S. GAAP measure may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP adjusted diluted net earnings per common share aids in the comparisons with other periods or prior earnings guidance, and this measure is among the various performance indicators used by our management to measure the performance of our core consolidated operating results. Further, the items included in the reconciliation above may also be excluded from the calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors (“O&C Committee”) for purposes of determining incentive compensation. Thus, our management believes that this information may be useful to investors.

(2)	On October 3, 2011, we completed our acquisition of Diversey. The costs indicated in the reconciliation above are transaction and integration costs directly related to our acquisition of Diversey either paid or accrued as of September 30, 2011. The transaction related costs were $20.5 million in the three months ended September 30, 2011 and $27.1 million in the nine months ended September 30, 2011 and primarily consist of financing commitments fees, legal fees, regulatory and advisory fees. The remainder of costs in both the three and nine months ended September 30, 2011 were integration costs primarily consisting of consulting fees.

(3)	In contemplation of the closing of the acquisition of Diversey on October 3, 2011, we entered into several foreign currency forward contracts during the month of September 2011. These contracts were entered into to minimize the foreign currency exposure related to various tax planning and intercompany loan transactions that occurred in connection with the acquisition. The change in fair value of these contracts as of September 30, 2011 resulted in pre-tax unrealized gains of $6.3 million ($3.9 million net of taxes) in the three and nine months ended September 30, 2011. These gains were recorded in other income (expense), net on our condensed consolidated statement of operations. Due to the size and nature of these transactions, and since these gains will be excluded from the calculations of our performance measures for purposes of determining incentive compensation, we consider these gains unusual and special items and, accordingly, have excluded these gains from our non-U.S. GAAP adjusted net earnings per common share. However, any gains and/or losses related to these intercompany transactions that may occur in future periods will be not be excluded from our future non-U.S. GAAP adjusted net earnings per common share as we will consider them part of our on-going business on a regular basis.

(4)	Represents charges associated with the implementation of our global manufacturing strategy, primarily in our Food Packaging segment.

(5)	See Note 2 of Condensed Consolidated Statements of Operations for further details.

(6)	See Note 3 of Condensed Consolidated Statement of Operations for more details. Our non-U.S. GAAP adjusted diluted net earnings per common share calculations exclude the impact of these foreign currency exchange gains as we believe these gains are attributable to unstable foreign currency environment in Venezuela. We will exclude future non-operating gains and/or losses from our non-U.S. GAAP adjusted diluted net earnings per common share relating to our Venezuelan subsidiary until such time that we believe the foreign currency environment in Venezuela stabilizes.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO
NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT(1)
(Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

U.S. GAAP gross profit as reported	$335.7	$320.5	$969.0	$921.0
As a % of total net sales	26.9%	28.4%	27.0%	28.1%
Add: Global manufacturing strategy charges	—	0.4	—	3.2

Add: European manufacturing facility closure charges(2)	0.3	0.3	0.5	0.3

Non-U.S. GAAP adjusted gross profit	$336.0	$321.2	$969.5	$924.5

As a % of total net sales	26.9%	28.4%	27.0%	28.2%

U.S. GAAP operating profit as reported	$129.9	$147.1	$382.0	$400.2
As a % of total net sales	10.4%	13.0%	10.6%	12.2%

Add: Costs related to the acquisition of Diversey(3)	24.1	—	30.7	—

Add: Global manufacturing strategy restructuring and other charges	—	0.6	—	3.7

Add: European manufacturing facility closure charges(2)	—	0.3	0.2	0.3

Non-U.S. GAAP adjusted operating profit	$154.0	$148.0	$412.9	$404.2

As a % of total net sales	12.3%	13.1%	11.5%	12.3%

(1)	Non-U.S. GAAP adjusted gross profit and operating profit are provided as supplemental information to U.S. GAAP gross profit and operating profit as reported and do not purport to represent either term as defined and reported under U.S. GAAP, and should not be considered as alternatives or substitutes to such measures or as indicators of our performance under U.S. GAAP. Also, these non-U.S. GAAP measures may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP adjusted gross profit and operating profit aids in the comparisons with other periods or prior guidance, and these measures are among the various performance indicators used by our management to measure the performance of our consolidated operating results. Further, the items included in the reconciliation above may also be excluded from the calculations of our performance measures set by our O&C Committee for purposes of determining incentive compensation. Thus, our management believes that this information may be useful to investors.

(2)	Represents charges associated with the closure of a packaging facility in Europe.

(3)	See Note 2 of Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share for further details.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(1)
(Unaudited)
(In millions)
BUSINESS SEGMENT INFORMATION:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating profit:
Food Packaging	$75.4	$70.3	$200.3	$184.3
As a % of Food Packaging net sales	14.2%	14.5%	13.3%	13.3%

Food Solutions	29.4	27.5	74.0	71.5
As a % of Food Solutions net sales	11.1%	11.4%	9.8%	10.4%

Protective Packaging	48.5	46.7	134.8	131.5
As a % of Protective Packaging net sales	13.4%	14.3%	12.8%	13.8%

Other	0.5	2.7	3.4	13.3
As a % of Other net sales	0.6%	3.4%	1.2%	5.3%

Total segments and other	153.8	147.2	412.5	400.6
As a % of total net sales	12.3%	13.0%	11.5%	12.2%

Costs related to the acquisition of Diversey(2)	24.1	—	30.7	—

Restructuring and other (credits) charges(3)	(0.2)	0.1	(0.2)	0.4

Total	$129.9	$147.1	$382.0	$400.2

As a % of total net sales	10.4%	13.0%	10.6%	12.2%

Depreciation and amortization:
Food Packaging	$17.0	$17.2	$50.2	$53.2
Food Solutions	8.2	7.4	23.9	22.6
Protective Packaging	6.4	7.6	19.8	23.0
Other	5.1	5.2	15.7	15.2

Total	$36.7	$37.4	$109.6	$114.0

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
CAPITAL EXPENDITURES	$31.6	$20.1	$78.1	$60.7

(1)	The 2011 amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10 Q.

(2)	See Note 2 of Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share for further details.

(3)	Represents (credits) charges associated with the implementation of our global manufacturing strategy, primarily in our Food Packaging segment.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	Sept. 30	June 30,	March 31,	Dec. 31,	Sept. 30,
	2011(1)	2011	2011	2010	2010
Assets
Current assets:
Cash and cash equivalents	$800.3	$705.0	$696.0	$675.6	$761.8
Receivables, net	717.1	731.5	696.1	697.1	691.9
Inventories	575.9	601.8	559.0	495.8	539.1
Other current assets	197.3	169.5	171.0	171.5	226.8

Total current assets	2,290.6	2,207.8	2,122.1	2,040.0	2,219.6
Property and equipment, net	915.2	957.0	958.3	948.3	965.3
Goodwill	1,947.6	1,954.2	1,952.1	1,945.9	1,947.8
Other assets, net	464.9	468.3	457.8	465.2	438.9

Total assets	$5,618.3	$5,587.3	$5,490.3	$5,399.4	$5,571.6

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$22.3	$9.8	$9.1	$23.5	$19.7
Current portion of long-term debt	1.8	1.9	4.9	6.5	8.6
Accounts payable	279.2	263.6	265.5	232.0	238.2
Settlement agreement and related accrued interest	820.3	809.5	798.7	787.9	777.6
Other current liabilities	412.2	374.5	362.8	397.8	401.0

Total current liabilities	1,535.8	1,459.3	1,441.0	1,447.7	1,445.1
Long-term debt, less current portion	1,403.6	1,401.9	1,398.8	1,399.2	1,559.6
Other liabilities	145.8	153.4	154.9	150.9	168.3

Total liabilities	3,085.2	3,014.6	2,994.7	2,997.8	3,173.0
Total parent company stockholders’ equity	2,538.1	2,576.9	2,499.2	2,404.6	2,399.5
Noncontrolling interests	(5.0)	(4.2)	(3.6)	(3.0)	(0.9)

Total stockholders’ equity	2,533.1	2,572.7	2,495.6	2,401.6	2,398.6

Total liabilities and stockholders’ equity	$5,618.3	$5,587.3	$5,490.3	$5,399.4	$5,571.6

(1)	The amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
NON-U.S. GAAP FREE CASH FLOW(1)
(Unaudited)
(In millions)

	Nine Months Ended
	September 30,
	2011	2010
U.S. GAAP net earnings available to common stockholders as reported	$198.4	$204.6

Add: Costs related to the acquisition of Diversey, net of taxes of $8.6 in 2011	22.1	—

Less: Gains from foreign currency forward contracts related to the closing of the acquisition of Diversey, net of taxes of $2.4 in 2011	(3.9)	—

Add: European manufacturing facility closure charges, net of taxes of $0.1 in 2011 and 2010	0.1	0.2

Add: Global manufacturing strategy and restructuring and other charges, net of taxes of $1.1 in 2010	—	2.6

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary, net of taxes of $(0.1) for the nine months ended September 30, 2011 and net of taxes of $2.2 for the nine months ended September 30, 2010	0.1	(4.3)

Less: Gain on sale of available-for-sale securities, net of impairment, net of taxes of $0.9	—	(1.5)

Non-U.S. GAAP adjusted net earnings available to common stockholders	$216.8	$201.6

Add: Depreciation and amortization	109.6	114.0

Add: Share-based incentive compensation expense	17.7	22.0

Less: Capital expenditures	(78.1)	(60.7)

Changes in working capital items:(2)

Receivables, net	(20.0)	(25.2)

Inventories	(80.1)	(69.7)

Accounts payable, excluding accrued costs related to the acquisition of Diversey of $26.1 million in 2011	21.1	24.0

Non-U.S. GAAP Free Cash Flow	$187.0	$206.0

(1)	Non-U.S. GAAP free cash flow is provided as supplemental information and does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under U.S. GAAP and should not be considered as an alternative or substitute to such measurements or as an indicator of our performance under U.S. GAAP. Our calculation of free cash flow may not be comparable with similarly-titled measures used by others. Free cash flow is among the various indicators used by our management to measure the performance of our operations, is one of the performance measures on which we may base incentive compensation decisions, and aids in the comparisons with other periods. Thus our management believes such information may be useful to investors.

(2)	Includes the impact of foreign currency translation.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO
NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA(1)
(Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
U.S. GAAP net earnings available to common stockholders as reported	$73.7	$76.5	$198.4	$204.6

Add: Interest expense	36.6	40.7	110.5	122.4
Add: Income tax provision	26.4	29.0	73.8	79.6

Non-U.S. GAAP EBIT	136.7	146.2	382.7	406.6

Add: Depreciation and amortization	36.7	37.4	109.6	114.0

Non-U.S. GAAP EBITDA	173.4	183.6	492.3	520.6

Add: Share-based incentive compensation expense	4.5	8.5	17.7	22.0

Add: Costs related to the acquisition of Diversey	24.1	—	30.7	—

Less: Gains from foreign currency forward contracts related to the closing of the acquisition of Diversey	(6.3)	—	(6.3)	—

Add: Global manufacturing strategy and restructuring and other charges	—	0.6	—	3.7

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary	—	1.3	0.2	(6.5)

Less: Gain on sale of available-for-sale securities, net of impairment	—	(2.0)	—	(2.4)

Add: European manufacturing facility closure charges	—	0.3	0.2	0.3

Add: Settlement agreement related costs	0.2	—	0.8	0.6

Non-U.S. GAAP adjusted EBITDA	$195.9	$192.3	$535.6	$538.3

Total net sales	$1,247.1	$1,130.0	$3,588.2	$3,280.9

Non-U.S. GAAP adjusted EBITDA as a percentage of total net sales	15.7%	17.0%	14.9%	16.4%

(1)	Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are provided as supplemental information and do not purport to represent net earnings or net cash provided by operating activities, as those terms are defined under U.S. GAAP, and should not be considered as alternatives or substitutes to such measurements or as indicators of our performance under U.S. GAAP. Our definitions of EBIT, EBITDA and Adjusted EBITDA may not be comparable with similarly-titled measures used by others. Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are among the various indicators used by our management to measure the performance of our operations and aid in the comparison with other periods. Such measures are also among the criteria upon which incentive compensation may be based. Thus our management believes this information may be useful to investors.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
COMPONENTS OF CHANGE IN NET SALES — BUSINESS SEGMENTS AND OTHER(1)
(Unaudited)
(In millions)

	Three Months Ended September 30, 2011
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume - Units	$—	—%	$(3.4)	(1.4)%	$8.7	2.7%	$4.9	6.1%	$10.2	0.9%
Volume - Acquired businesses, net of (dispositions)	—	—	—	—	0.4	0.1	—	—	0.4	—
Product price/mix (2)	17.3	3.6	9.3	3.9	8.0	2.5	0.8	1.0	35.4	3.1
Foreign currency translation	29.1	6.0	19.2	8.0	17.1	5.2	5.7	7.2	71.1	6.3

Total change (U.S. GAAP)	$46.4	9.6%	$25.1	10.5%	$34.2	10.5%	$11.4	14.3%	$117.1	10.3%

Impact of foreign currency translation	(29.1)	(6.0)	(19.2)	(8.0)	(17.1)	(5.2)	(5.7)	(7.2)	(71.1)	(6.3)

Total constant dollar change (Non-U.S. GAAP)	$17.3	3.6%	$5.9	2.5%	$17.1	5.3%	$5.7	7.1%	$46.0	4.0%

	Nine Months Ended September 30, 2011
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume - Units	$13.0	0.9%	$1.9	0.3%	$43.5	4.6%	$12.9	5.2%	$71.3	2.2%
Volume - Acquired businesses, net of (dispositions)	—	—	—	—	1.0	0.1	—	—	1.0	—
Product price/mix (2)	41.0	3.0	25.3	3.7	14.3	1.5	2.7	1.1	83.3	2.5
Foreign currency translation	62.6	4.5	41.3	6.0	36.6	3.8	11.2	4.5	151.7	4.6

Total change (U.S. GAAP)	$116.6	8.4%	$68.5	10.0%	$95.4	10.0%	$26.8	10.8%	$307.3	9.3%

Impact of foreign currency translation	(62.6)	(4.5)	(41.3)	(6.0)	(36.6)	(3.8)	(11.2)	(4.5)	(151.7)	(4.6)

Total constant dollar change (Non-U.S. GAAP)	$54.0	3.9%	$27.2	4.0%	$58.8	6.2%	$15.6	6.3%	$155.6	4.7%

(1)	The tables above present the components of change in our consolidated net sales for the three and nine months ended September 30, 2011 compared with the same periods of 2010. We also present the change in net sales excluding the impact of foreign currency translation, a non-U.S. GAAP measure, which we define as “constant dollar.” As a worldwide business, it is important that we take into account the effects of foreign currency translation when we review our results and plan our strategies. Nonetheless, we cannot directly control changes in foreign currency exchange rates. Consequently, when management looks at our net sales to measure the performance of our business, it typically excludes the impact of foreign currency translation. We believe using constant dollar comparisons aids in the comparability with other periods. We may also exclude the impact of foreign currency translation when making incentive compensation determinations. Thus our management believes this presentation may be useful to investors.

(2)	Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the tables above.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
COMPONENTS OF CHANGE IN NET SALES — GEOGRAPHIC
(Unaudited)
(In millions)

	Three Months Ended September 30, 2011
	U.S.		International		Total Company
Volume — Units	$(3.8)	(0.7)%	$14.0	2.4%	$10.2	0.9%
Volume — Acquired businesses, net of (dispositions)	0.4	0.1	—	—	0.4	—
Product price/mix (1)	25.1	4.6	10.3	1.8	35.4	3.1
Foreign currency translation	—	—	71.1	12.1	71.1	6.3

Total	$21.7	4.0%	$95.4	16.3%	$117.1	10.3%

	Nine Months Ended September 30, 2011
	U.S.		International		Total Company
Volume — Units	$22.1	1.4%	$49.2	2.8%	$71.3	2.2%
Volume — Acquired businesses, net of (dispositions)	1.0	0.1	—	—	1.0	—
Product price/mix (1)	66.5	4.3	16.8	1.0	83.3	2.5
Foreign currency translation	—	—	151.7	8.7	151.7	4.6

Total	$89.6	5.8%	$217.7	12.5%	$307.3	9.3%

(1)	See Note 2 of Components of Change in Net Sales — Business Segments and Other for further details of product price/mix.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
PERCENTAGE CHANGE IN NET SALES BY GEOGRAPHIC REGION
(Unaudited)

Three Months Ended September 30, 2011
	Including the effect of foreign	Excluding the effect of foreign
	currency translation	currency translation(1)
U.S.	4.0%	4.0%
Canada	(2.6)	(9.5)
Europe	16.6	4.0
Latin America	10.0	3.3
Asia Pacific	25.0	8.5

Total	10.3%	4.0%

Nine Months Ended September 30, 2011
	Including the effect of foreign	Excluding the effect of foreign
	currency translation	currency translation(1)
U.S.	5.8%	5.8%
Canada	(3.0)	(9.3)
Europe	14.1	6.4
Latin America	7.0	0.9
Asia Pacific	17.3	4.1

Total	9.3%	4.7%

PERCENTAGE OF NET SALES CONTRIBUTION BY GEOGRAPHIC REGION
	Three Months Ended	Nine Months Ended
	September 30, 2011	September 30, 2011
U.S.	45.3%	45.4%
Canada	2.9	3.0
Europe	26.9	27.6
Latin America	10.0	9.5
Asia Pacific	14.9	14.5

Total	100.0%	100.0%

(1)	Non-U.S. GAAP financial measures. See Note 1 of Components of Change in Net Sales — Business Segments and Other for further details.

Preliminary Diversey Third Quarter 2011 Results Summary
& Fourth Quarter 2011 Outlook
(Not included in Sealed Air’s reported third quarter consolidated financial results)
Note: The following information regarding Diversey’s results of operations and financial position is preliminary and unaudited and provided solely for informational purposes. It is based on Diversey’s accounting records and has been prepared in accordance with Diversey’s accounting policies and procedures. We cannot assure you that this information will not change. In addition, please note that the information set forth below may differ significantly from the information set forth in the pro forma financial statements referenced in our third quarter earnings release above. Any such differences may be unfavorable.
Third Quarter 2011
     Third quarter 2011 Diversey Holdings, Inc. (“Diversey”) net sales increased 5% on a reported basis to $825 million, compared with $784 million. On a constant dollar basis, sales declined approximately 1%, as 3% lower volumes were partially offset by 2% favorable price/mix.
     Lower volumes reflect the impact of the natural disasters in Japan, which reduced customer demand, as well as the exit from a non-strategic toll manufacturing business and slow economic recovery in Europe, which has primarily impacted Diversey’s institutional and lodging end markets. Diversey achieved higher pricing in most regions, led by the Americas and the APAT (Asia-Pacific, Africa and Turkey) regions. These benefits reflect prior pricing actions taken to recover rising raw material costs.
     Constant dollar sales performance reflected ongoing customer and application expansion, including an increased presence in the developing APAT region, where Diversey generated constant dollar sales growth of 8% in the quarter. Additionally, ongoing development of new channel partners and the implementation of Diversey’s accelerated growth plans in the Americas yielded favorable constant dollar sales growth in the quarter.
     Third quarter EBITDA was $97 million, or 11.8% of net sales, compared with $117 million, or 14.9% in 2010 due to lower volumes reflecting the factors mentioned above, as well as the timing to realize pricing benefits to recover rising raw material costs. Credit Agreement EBITDA, which excludes transaction-related expenses and other items, was $107 million, or 13.0% of net sales, compared with $130 million, or 16.6% of net sales in 2010. The decline in Credit Agreement EBITDA primarily reflects the factors noted above. Third quarter capital expenditures were approximately $30 million.

RECONCILIATION OF DIVERSEY NET EARNINGS TO NON-U.S. GAAP
EBITDA AND CREDIT AGREEMENT EBITDA
(Unaudited)
(In Millions)

Three Months
Ended
September 30, 2011
Diversey U.S. GAAP consolidated net income	$19.4
Interest expense	22.5
Interest income	(0.5)
Provision for income taxes	25.9
Depreciation expense	26.4
Amortization expense	2.9

Non-U.S. GAAP EBITDA	96.6

Adjustments to EBITDA to Credit Agreement EBITDA:
Non-cash expenses and charges	2.7
Extraordinary, unusual or non-recurring gain or losses	5.7
Gain or loss on sale of assets	(0.3)
Cash expenses related to the conversion of employee benefit plans	2.6

Diversey Credit Agreement EBITDA	$107.3

Fourth Quarter 2011
     Looking ahead to the fourth quarter, we expect that the Diversey segment will deliver positive sales performance versus the prior year, primarily due to increasing benefits from pricing actions. As a result, profit margins are expected to improve sequentially, assuming that raw material costs will continue to moderate in the fourth quarter. Fourth quarter Adjusted EBITDA (which aligns with Sealed Air’s Adjusted EBITDA definition) is expected to be in the range of $110 million to $120 million and capital expenditures are expected to be in the range of $20 to $25 million.